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                                                                    EXHIBIT 11.1

                              ILEX ONCOLOGY, INC.

                       COMPUTATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)

                                                                                 NINE-MONTH
                                                             YEARS ENDED        PERIODS ENDED
                                                            DECEMBER 31,        SEPTEMBER 30,
                                                           ---------------     ---------------
                                                           1994      1995      1995      1996
                                                           -----     -----     -----    ------
Net Loss.................................................    (46)     (712)     (478)   (1,729)
                                                           =====     =====     =====    ======
Weighted average number of Common Stock and Common Stock
  equivalents outstanding:
  Weighted average number of shares of Common Stock
     outstanding.........................................  1,188     1,188     1,188     1,188
  Common Stock equivalents applicable to convertible
     preferred stock(1)..................................  5,753     5,992     5,768     6,874
  Weighted average number of Common Stock equivalents
     applicable to stock options and warrants(1).........    603       557       597       398
                                                           -----     -----     -----    ------
Common Stock and Common Stock equivalents................  7,544     7,737     7,553     8,460
                                                           =====     =====     =====    ======
Earnings per share -- primary............................  (0.01)    (0.09)    (0.06)    (0.20)
                                                           =====     =====     =====    ======
Net Loss.................................................    (46)     (712)     (478)   (1,729)
                                                           =====     =====     =====    ======
Weighted average number of Common Stock and Common Stock
  equivalents outstanding:
  Weighted average number of shares of Common Stock
     outstanding.........................................  1,188     1,188     1,188     1,188
  Common Stock equivalents applicable to convertible
     preferred stock(1)..................................  5,753     5,992     5,768     6,874
  Weighted average number of Common Stock equivalents
     applicable to stock options and warrants(1).........    603       557       597       513
                                                           -----     -----     -----    ------
Common Stock and Common Stock equivalent, assuming full
  dilution...............................................  7,544     7,737     7,553     8,575
Earnings per share -- fully diluted(2)...................  (0.01)    (0.09)    (0.06)    (0.20)
                                                           =====     =====     =====    ======

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(1) Convertible debt issued within one year prior to an initial public offering with a conversion price below the estimated initial public offering price has been included as outstanding for all periods specified by SAB No. 83 (Topic 4-D)

(2) This calculation is submitted in accordance with item 601(b)11 of regulation S-K although it is not required by APB Opinion No. 15 because it results in dilution of less than 3%.